Memorandum of Understanding

Between the trustees of the Trefsgar & co., inc 103-12 Retirement Accounts
and
The trustees of the Bw Total Return Fund

To facilitate the conversion of the Trefsgar & co., inc. 103-12 accounts into registered investment companies under the Investment Company Act of 1940, it is mutually understood and agreed that:

  The trustees of the Trefsgar & co., inc. 103-12 Retirement Trust, dated October 1, 2001, hereby irrevocably transfer all title and interest to the trustees of the Bw Total Return Fund, of all assets of Sub-account D, known as the Total Return portfolio.
  The trustees of the Trefsgar & co., inc. 103-12 Retirement Trust, dated October 1, 2001, hereby declare that Sub-account D, known as the Total Return portfolio shall cease to exist on September 30, 2007.
  The trustees of the Bw Total Return Fund hereby acknowledge receipt of securities and cash in the sum of $2,006,019.

Dated this 30th day of September, 2007, in the county of Lebanon, Pennsylvania.

Trustees of the Trefsgar & co., inc. Retirement Account, by:

_________________________________________
          trustee

Trustees of the Bw Total Return Fund, by:

_________________________________________
          trustee